Exhibit 99.1

FOR RELEASE AT 3:00 PM CDT

Contact:  Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL FOURTH QUARTER RESULTS

Milwaukee, Wisconsin – July 31, 2007 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today reported operating results for the fiscal fourth quarter ended July 1, 2007.

Net sales for the Company’s three months ended July 1, 2007 were $46.1 million, compared to net sales of $46.6 million for the three months ended July 2, 2006.  Net income for the period was $3.4 million, compared to $4.0 million in the prior year quarter.  Diluted earnings per share for the period were $.97 compared to $1.08 in the prior year quarter.   During the prior year quarter, the Company received a $961,000 ($605,000 after tax) customer reimbursement for costs incurred related to a production capacity constraints that the Company had expensed during previous reporting periods.  This reimbursement increased the prior year quarterly diluted earnings per share by $.17.  In addition, both the current year quarter and the prior year quarter results included favorable income tax adjustments that increased diluted earnings per share by $.31 and $.22, respectively.

For the fiscal year ended July 1, 2007, net sales were $167.7 million compared to net sales of $181.2 million in the prior year period.  Net income was $8.2 million compared to $12.5 million and diluted earnings per share were $2.30 compared to $3.35 in the prior year.

Sales to STRATTEC’s largest customers overall decreased in the current quarter compared to the prior year quarter levels.  Sales to DaimlerChrysler Corporation were essentially flat between years at $15.4 million in the current quarter compared to $15.2 million in the prior year quarter.  Sales to General Motors Corporation were $10.9 million compared to $8.3 million due to higher product content on certain GM vehicles and takeover of certain passenger car lockset production from another supplier.  Sales to Delphi Corporation were $4.9 million compared to $6.7 million due primarily to reduced component content and lower production volumes.  Sales to Ford Motor Company were $6.4 million compared to $7.0 million due to lower Ford vehicle production volumes.  Sales to Mitsubishi Motor Manufacturing of America were $89,000 compared to $1.2 million due to the previously announced phase-out of this customer relationship.

Gross profit margins were 17.0 percent in the current quarter compared to 20.6 percent in the prior year quarter.   The lower gross profit margins in the current year quarter compared to the prior year quarter were primarily the result of the customer reimbursement previously noted that favorably increased the prior year gross profit margin by 2.1%.  The remaining decrease was attributed to lower overhead absorption of our manufacturing costs due to reduced production related to modest customer demand and a reduction in inventory between the current quarter compared to the prior year quarter.

Operating expenses were $5.3 million in the current quarter, compared to $5.8 million in the prior year quarter.

Provision for income taxes in both the current and previous year quarters were not our normal effective income tax rate of 37%.   The current year quarter included a favorable adjustment primarily relating to foreign taxes that positively impacted diluted earnings per share by $.31 and the prior year quarter included a State refund claim recovery and a favorable foreign tax adjustment that increased diluted earnings per share by $.22.

During the fourth quarter, the Company repurchased 24,313 STRATTEC SECURITY CORPORATION shares under the Company’s stock repurchase program at a cost of $1,153,000.  For the year ended July 1, 2007, a total of 126,213 shares were repurchased at a cost of $5,075,000.

STRATTEC designs, develops, manufacturers and markets mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches and related access control products for North American automotive customers, and for global automotive manufacturers through the VAST Alliance in which it participates with WITTE Automotive of Velbert, Germany and ADAC Plastics, Inc. of Grand Rapids, Michigan.  The Company’s history in the automotive business spans nearly 100 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”  Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and costs of operations.  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Results of Operations
(In Thousands except per share amounts)

	Fourth Quarter Ended		Years Ended
	July 1, 2007	July 2, 2006	July 1, 2007	July 2, 2006
	(Unaudited)		(Unaudited)

Net Sales	$46,097	$46,551	$167,707	$181,197
Cost of Goods Sold	38,279	36,943	141,213	144,151
Gross Profit	7,818	9,608	26,494	37,046

Engineering, Selling &
Administrative Expenses	5,307	5,821	20,189	22,067
Provision for Doubtful Accounts	-	-	-	1,622
Income from Operations	2,511	3,787	6,305	13,357

Interest Income	905	830	3,611	2,563
Interest Expense	-	-	-	-
Other Income (Expense), Net	225	388	715	960
Minority Interest	50	-	75	-
	3,691	5,005	10,706	16,880

Provision for Income Taxes	257	1,040	2,523	4,403

Net Income	$3,434	$3,965	$8,183	$12,477

Earnings Per Share:
Basic	$.97	$1.08	$2.30	$3.36
Diluted	$.97	$1.08	$2.30	$3.35
Average Basic
Shares Outstanding	3,536	3,650	3,552	3,716

Average Diluted
Shares Outstanding	3,539	3,653	3,555	3,720

Other
Capital Expenditures	$2,103	$1,043	$5,748	$5,766
Depreciation & Amortization	$1,772	$1,766	$6,988	$7,155

STRATTEC SECURITY CORPORATION

Condensed Balance Sheet Data
(In Thousands)

	July 1, 2007	July 2, 2006
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$65,491	$65,712
Receivables, net	26,890	28,254
Inventories	7,166	9,337
Other current assets	13,017	10,468
Total Current Assets	112,564	113,771
Deferred Income Taxes	2,117	-
Investment in Joint Venture	2,813	2,202
Prepaid Pension Cost (A)	4,385	10,358
Other Long Term Assets	41	197
Property, Plant and Equipment, Net	26,526	27,764
	$148,446	$154,292

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$16,575	$17,701
Other	14,906	15,806
Total Current Liabilities	31,481	33,507
Borrowings Under Line of Credit Facility	-	-
Deferred Income Taxes	-	4,266
Accrued Pension and Post Retirement Obligations (A)	13,431	6,244
Minority Interest	574	-
Shareholders’ Equity	244,119	234,989
Accumulated Other Comprehensive Loss	(14,341)	(2,958)
Less: Treasury Stock	(126,818)	(121,756)
Total Shareholders’ Equity	102,960	110,275
	$148,446	$154,292

(A)Includes $19.2 million of unrecognized pension and postretirement liabilities recorded at year end 2007 in accordance with SFAS No. 158 and $242,000 of additional minimum pension liability recorded during the fourth quarter of 2006.

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)

	Fourth Quarter Ended		Years Ended
	July 1, 2007	July 2, 2006	July 1, 2007	July 2, 2006
	(Unaudited)		(Unaudited)

Cash Flows from Operating Activities:
Net Income	$3,434	$3,965	$8,183	$12,477
Adjustment to Reconcile Net Income to
Cash Used in Operating Activities:
Minority Interest	(50)	-	(75)	-
Depreciation and Amortization	1,772	1,766	6,988	7,155
Deferred Income Taxes	(359)	350	(359)	350
Stock Based Compensation Expense	172	257	738	1,118
Tax Benefit from Options Exercised	10	-	23	61
Provision for Doubtful Accounts	-	-	-	1,622
Change in Operating Assets/Liabilities	685	1,148	(5,609)	(3,322)
Other, net	(50)	(172)	(95)	(166)

Net Cash Provided by Operating Activities	5,614	7,314	9,794	19,295

Cash Flows from Investing Activities:
Investment in Joint Ventures	-	(519)	(100)	(569)
Additions to Property, Plant and Equipment	(2,103)	(1,043)	(5,748)	(5,766)
Proceeds from Sale of Property, Plant
and Equipment	-	-	21	22
Net Cash Used in Investing Activities	(2,103)	(1,562)	(5,827)	(6,313)

Cash Flow from Financing Activities:
Purchase of Common Stock	(1,153)	(2,313)	(5,075)	(5,306)
Contribution from Minority Interest	375	-	649	-
Reissue/Exercise of Stock Options	139	9	238	1,086

Net Cash Used in Financing Activities	(639)	(2,304)	(4,188)	(4,220)

Net Increase (Decrease) in Cash & Cash Equivalents	2,872	3,448	(221)	8,762

Cash and Cash Equivalents:
Beginning of Period	62,619	62,264	65,712	56,950
End of Period	$65,491	$65,712	$65,491	$65,712